                                                                  Exhibit 99.2L1

                     [Willkie Farr & Gallagher Letterhead]


April 11, 2000



Zenix Income Fund Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

We have acted as counsel to Zenix Income Fund Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), in connection with the preparation of a registration statement on Form N-2 (the "Registration Statement") and the prospectus forming part of the Registration Statement (the "Prospectus"), relating to the offer and sale of 2,400 shares of Auction Rate Cumulative Preferred Shares of the Fund, par value $.01 per share (the "Preferred Shares").

We have examined copies of the Fund's charter, as amended from time to time (the "Charter"), and by-laws, the Registration Statement, resolutions adopted by the Fund's Board of Directors (the "Board") on January 31, February 23 and April 10, 2000, the form of the Fund's Articles Supplementary relating to the Preferred Shares (the "Articles Supplementary") and any other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinions, we have relied on certificates and statements of officers and representatives of the Fund and others.

Based on and subject to the foregoing and assuming that the proposed Articles Supplementary are filed with the Maryland State Department of Assessments and Taxation and become effective, with the omissions in the Articles Supplementary completed pursuant to action duly taken by the Board or a duly constituted committee thereof in accordance with authority delegated to it by the Board, we are of the opinion that the Preferred Shares to be offered for sale pursuant to the Registration Statement will have been duly authorized and, when thereafter sold, issued and paid for as

Zenix Income Fund Inc.
April 11, 2000
Page 2

contemplated by the Registration Statement and Articles Supplementary, will have been validly and legally issued and will be fully paid and non-assessable.

We are admitted to the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinion set forth above is accordingly limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP appended to this letter. This opinion is limited to the present laws of the aforementioned jurisdictions and the United States of America for present judicial interpretations thereof and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement under "Legal Opinions." We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person, except Salomon Smith Barney Inc., without our prior written consent.

Very truly yours,

[Willkie Farr & Gallagher]